UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/12/2008

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 12, 2008, we initiated a company wide restructuring that is expected to cut our worldwide workforce by approximately 1,100 people in order to reduce operating expenses. The restructuring actions are intended to address current market conditions and our ongoing commitment to increasing the efficiency of our operations. We expect to incur a total of $12 to $16 million in one time cash charges, primarily for severance, related to these actions. These charges will be spread between the current quarter and the first quarter of 2009. We intend to begin these actions immediately and expect to be substantially complete with the actions at the end of the first quarter of 2009.

Item 7.01.    Regulation FD Disclosure

On December 12, 2008, we issued a press release updating our fourth quarter 2008 outlook. Further information is included in our press release attached as Exhibit 99.1 to this report and incorporated herein by reference.

On December 15, 2008, we announced several rulings relating to our ongoing patent litigation against Power Integrations, Inc. Our press release announcing the rulings is attached as Exhibit 99.2 to this report and incorporated herein by reference.

The information in this item and Exhibits 99.1 and 99.2 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.    Financial Statements and Exhibits

EX-99.1 Press Release dated December 12, 2008.

EX-99.2 Press Release dated December 15, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: December 15, 2008	By:	/s/ Robin A. Sawyer
Robin A. Sawyer
Vice President, Corporate Controller (Principal Accounting Officer and Duly Authorized Officer)

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 12, 2008
EX-99.2	Press Release dated December 15, 2008